FORM 8-K





                       SECURITIES AND EXCHANGE COMMISSION




                              Washington, DC 20549

                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934




                        Date of Report: December 11, 1997



                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)



                         PENNSYLVANIA 1-1401 23-0970240
                       (State or other (SEC (IRS Employer
                   jurisdiction of file number) Identification
                             incorporation) Number)




              230l Market Street, Philadelphia, Pennsylvania 19101
               (Address of principal executive offices) (Zip Code)



               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5. Other Events
As previously reported, the Company has been involved in a restructuring proceeding, which began April 1, 1997, pursuant to the Pennsylvania Electricity Generation Customer Choice and Competition Act (Competition Act).

On December 11, 1997, the Pennsylvania Public Utility Commission (PUC) issued the following news release:

         "The Public Utility Commission today approved a restructuring plan for PECO Energy Co. that will enable customers to reduce electric bills by up to 15 percent and allow the utility to collect $5.024 billion in stranded costs.
         The PUC-approved plan differs markedly from the partial settlement signed by PECO and some other parties in the restructuring case which would have given savings to customers of 7 percent for 28 months and permitted PECO's recovery of at least $ 5.461 billion in stranded costs.
         Both the partial settlement and an alternative plan submitted by Enron Energy Services Power Inc. were rejected. Enron's plan, calling for deeper rate cuts and the designation of Enron as the `provider if last resort' in PECO's service territory, was deemed unworkable because it required PECO's willingness to be the service company under Enron's terms and conditions.
     Today's decision was in the form of a motion made by Commissioner John Hanger and adopted on a 3-2 vote. Commissioners David W. Rolka and Nora Mead Brownell supported the motion; Chairman John M. Quain and Vice Chairman Robert
K. Bloom dissented, saying they would have approved the partial settlement. The majority said today's decision `will insure the creation of a competitive retail electric generation market in PECO's service territory, the just and reasonable treatment of PECO's shareholders and customers, and the preservation of reliability.' Under the plan approved today, PECO, starting in January 1999, will give residential customers who shop for their electricity a shopping credit of about 5.2 cents per kilowatt hour. The credit amount will vary from one rate class to another. Customers should realize savings of up to 15 percent by purchasing electricity from generation suppliers at rates below the credit, the motion said.
         The partial settlement called for an initial shopping credit 3.02 cents per kilowatt hour for residential customers, a level that would be below market prices available to many customers from 2000 to 2003, thus hindering creation of a competitive retail generation market, the motion said.
         The partial settlement had provided for rate reductions for all customers, starting in September 1998. The initial reduction was to be 7 percent for 28 months if there were `legal impediments' to PECO's plan to refinance its stranded costs at lower interest rates through issuance of asset securitization bonds. Legal impediments do exist, the motion says, in the form of court challenges. Without legal impediments, rates would have been reduced 10 percent under the partial settlement.
     Under today's ruling, one-third of PECO's customers can start choosing a supplier on Jan. 1, 1998; another third on the following day (Jan. 2, 1999); and the remainder on Jan. 1, 2000. The commission directed PECO to open enrollment on March 1, 1998, for customer who wish to choose their generation supplier. Today's decision allows PECO to collect $5.024 billion in stranded costs over 8-1/2 years, starting in 1999, through a competitive transition charge, which will be adjusted yearly to ensure that PECO receives neither more nor less than that amount. The partial settlement would have set a competitive transition charge designed to recover $5.461 billion over 10 years if the utility's load remained constant. With increased sales and without provision for an annual true-up, PECO would recover far more than the $5.461 billion, the motion says. It adds that the annual true-up is required by the Electricity Generation Customer Choice and Competition Act. The 1-1/2 year reduction in the collection period will result in about $1 billion in savings to customers.
         Stranded costs are generation-related and other costs, incurred to provide service in a regulated environment, which may not be recoverable in a competitive marketplace.
         Starting in 1999, PECO will unbundle its rates to reflect separate prices for the generation charge, the competitive transition charge and transmission and distribution charges. While generation will be open to competition, PECO and other electric distribution utilities will continue to provide transmission and distribution services at PUC-regulated rates.
         Also in today's action, the commission requires PECO to increase enrollment in its Customer Assistance Program, now 40,000, to at least 80,000 with no limit on the number who may enroll. The partial settlement established a maximum of 100,000 enrollees. PECO also is directed to spend $5.6 million - twice the amount specified in the partial settlement -- on weatherization programs for low-income customers.
         The commission also sets specific guidelines, absent in the settlement, designed to maximize the effectiveness of PECO's $25 million consumer education program, especially in reaching those customers who will need the most support in order to take advantage of customer choice.
         PECO must file a plan within 30 days incorporating the commission-ordered changes.
     The utility filed its initial restructuring plan last April 1. The partial settlement was filed on Aug. 27, and Enron's proposal was filed Oct. 7.

     Administrative Law Judges Marlane R. Chestnut and Charles E. Rainey, Jr. Held public input hearings in Philadelphia and Media and six days of technical hearings in Philadelphia. Thirty-five parties interevened in the case.

     PECO furnishes electric service to 1.5 million customers in Philadelphia and the counties of Bucks, Chester, Delaware, Montgomery and York."

The Company is currently evaluating the PUC's decision.

                                     * * * *

                                             SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                           PECO ENERGY COMPANY


                                                           \s\ Michael J. Egan
                                                         -----------------------
                                                         Senior Vice President-
                                                                 Finance


December 11, 1997